EXHIBIT 1

March 19, 2001

FOR IMMEDIATE RELEASE

TRUDY ANNOUNCES CONVERSION OF $2.1 MILLION OF DEBT TO EQUITY AND
BALANCE OF CAPITAL INFUSION

Norwalk, Connecticut --- March 19, 2001--- Trudy Corporation (OTCBB:TRDY) announced today that its Board of Directors has approved the conversion of $2.1 million of debt owed by the Company to William W. Burnham, President and Chief Executive Officer of the Company, and to members of his family into 70.8 million newly issued shares of the Company's Common Stock. A valuation of three cents ($0.03) per share was used for the conversion of the debt.

The Company today also announced the receipt of the remaining $500,000 of a $1.0 million cash infusion. The Company had previously announced a plan which would provide a cash infusion of $1.0 million. Since November, 2000, $500,000 had been advanced to the Company by Mr. Burnham, which is now part of the $2.1 million debt to equity conversion.

After this conversion and the issuance of the Company's Common Stock, Mr. Burnham, Alice Burnham, his wife and also a director of the Company, and their children will own 55.1% of the outstanding common stock in Trudy Corporation. The remaining debt owed to Mr. and Mrs. Burnham will be $1.05 million.

Commenting upon these developments, William W. Burnham, President and Chief Executive Officer of Trudy, stated, "We are extremely excited about the future as our customers continue to demonstrate broad acceptance of our educational products both here in America and abroad. With our trade receivables mostly current and down to manageable proportions, and the majority of our debt converted to equity, we now have the ability to regain the revenues that the Company had lost in 2000 when there was insufficient capital to mail our consumer and library catalogs and to fulfill orders for the warehouse clubs."

Trudy Corporation was founded in 1947 as a privately owned designer and marketer of stuffed toys and became a public company in 1987. Trudy currently owns the exclusive license with the Smithsonian Institution for children's storybooks, readalong audio books and companion realistic toy products. It has active distribution into the retail toy and book trade, the warehouse clubs as well as schools and libraries. Also in its distribution portfolio is a mail order catalog and e-commerce business to consumers and the education community.

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Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only as of the date hereof.

Contact:

Trudy Corporation
James S. Hellman
(203) 846-2274 x. 110

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